Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM
We consent to the incorporation by reference in Registration Statement Nos. 333-202687, 333-214082, 333-223778, and 333-224989 on Form S-3 and in Registration Statement Nos. 333-193795, 333-210071, and 333-223648 on Form S-8 of our report dated March 13, 2019, relating to the consolidated financial statements of Dicerna Pharmaceuticals, Inc. and its subsidiaries appearing in this Annual Report on Form 10-K of Dicerna Pharmaceuticals, Inc. for the year ended December 31, 2018.
/s/ Deloitte & Touche LLP
Boston, Massachusetts
March 13, 2019